Exhibit 23.4

        [Austin Associates, Inc. Letterhead]


                       CONSENT


We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of Peoples
Bancorp of Washington in connection with its proposed acquisition by German American Bancorp in the Prospectus/Proxy Statement included in German American
Bancorp's Registration Statement on Form S-4 under the heading "Opinion of Financial Advisor to Peoples," to the references to our firm in such Prospectus/Proxy
Statement and to the inclusion of such opinion as an Appendix to the Prospectus/Proxy Statement.


Austin Associates, Inc.


/s/ Craig J. Mancinotti
Executive Vice President and Principal



Date:  November 18, 1996









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